UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

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RENT-A-CENTER, INC.

HIGHLIGHTS INEXPERIENCE OF ENGAGED CAPITAL NOMINEES

A VOTE FOR ENGAGED CAPITAL IS A VOTE FOR VALUE DESTRUCTION

PROTECT YOUR INVESTMENT BY VOTING “FOR” EACH OF RENT-A-CENTER’S HIGHLY QUALIFIED DIRECTOR NOMINEES ON THE WHITE PROXY CARD

Dear Rent-A-Center Stockholder,

As our 2017 Annual Meeting of Stockholders approaches on June 8, 2017, we wanted to encourage you to vote for the superior slate of directors nominated by the Rent-A-Center Board of Directors. As you know, hedge fund Engaged Capital, LLC (“Engaged Capital”) has nominated a dissident slate of director nominees to replace three of your highly-accomplished and experienced directors. If elected, we believe Engaged Capital’s nominees would adversely affect your investment and the future of Rent-A-Center.

Currently, you are represented by a Board of Directors that is experienced and committed to acting in the best interests of ALL Rent-A-Center stockholders. The Rent-A-Center Board is composed of seven highly-qualified directors, a majority of whom are independent. The Board has been carefully constructed to have strong retail, finance, marketing, technology, strategic planning and C-suite expertise, all of which are critical to overseeing the nation’s leading rent-to-own retailer, particularly while executing an operational turnaround.

In contrast, Engaged Capital’s nominees lack both the experience and expertise needed to lead Rent-A-Center towards future growth and profitability. Further, Engaged Capital’s hand-picked nominees will be first and foremost loyal to Engaged Capital and will pursue its agenda to run a sale process, however value destructive it may be for long-term stockholders.

We urge you to protect your investment in Rent-A-Center by rejecting Engaged Capital’s nominees and voting “FOR” all three of the Company’s experienced and highly-qualified director candidates—Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts—on the WHITE proxy card TODAY.

The Rent-A-Center Board unanimously recommends stockholders vote the WHITE proxy card “FOR” the Company’s highly-qualified and experienced director nominees: Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts.

ENGAGED CAPITAL'S DIRECTOR NOMINEES **DO NOT** BRING INCREMENTAL EXPERTISE OR EXPERIENCE TO THE RENT-A-CENTER BOARD

In stark contrast to Rent-A-Center's three highly-qualified and experienced nominees, Engaged Capital's nominees lack the necessary and relevant experience to shape the Company's strategy. Engaged Capital's nominees add no incremental skills to the current Board and generally lack the management and retailing experience required to best serve Rent-A-Center stockholders.

Candidate	Red Flags
Jeffrey J. Brown **Current position:** Chief Executive Officer and Founding Member of Brown Equity Partners	x No retail operating experience x As a Director, oversaw RCS Capital Corp. during the two years leading into the company's filing for Chapter 11 bankruptcy in 2016 x Also oversaw RCS Capital Corp. during its settlement with the Massachusetts Secretary of the Commonwealth, Securities Division in 2015 – Realty Capital Securities, a subsidiary of RCS Capital Corp., was charged with fraudulently casting stockholder proxy votes – Realty Capital Securities paid a $3 million fine and voluntarily withdrew its broker-dealer licenses in Massachusetts and all other state and federal jurisdictions
Mitchell E. Fadel **Current position:** Unemployed	x As former President and COO of Rent-A-Center, spearheaded several implementation and operational missteps – Smartphone rollout / purchasing mismanagement – Inventory misalignment toward "Good" vs. "Better / Best" products – Overly-promotional pricing cadence – Loosened account management standards and customer contact policies – Initial in-store labor model changes that negatively impacted customer service and co-worker stability – ANow 90-day "same-as-cash" rollout resulted in a material reduction in operating margins – Expansion of ANow into less productive retail partners and segments x Adds no incremental expertise to Rent-A-Center's existing Board x Was requested to resign from the Rent-A-Center Board
Christopher B. Hetrick **Current position:** Director of Research at Engaged Capital	x No public company management experience x No public company board experience x No retail or operating experience x Directly beholden to Engaged Capital as his principal employer

WE BELIEVE THE ELECTION OF ENGAGED CAPITAL'S NOMINEES WOULD LIMIT THE VALUE CREATION OPPORTUNITY FOR ALL RENT-A-CENTER STOCKHOLDERS AND ADVERSELY AFFECT THE EXECUTION OF THE STRATEGIC PLAN UNDERWAY TO ENHANCE VALUE.

THE BOARD UNANIMOUSLY RECOMMENDS

STOCKHOLDERS SUPPORT RENT-A-CENTER ON ITS PATH TO GROWTH AND PROFITABILITY AND VOTE “FOR” ITS THREE HIGHLY-QUALIFIED NOMINEES

Engaged Capital’s nominees do not compare to our compelling slate. Rent-A-Center’s three directors up for re-election at the 2017 Annual Meeting – Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts – are highly experienced, actively engaged and committed to acting in the best interests of the Company and ALL of its stockholders.

As a founder of the Company, Mr. Speese brings to the Board leadership, unparalleled knowledge of the Rent-A-Center business and the rent-to-own industry, extensive operations experience, and a strong strategic vision for Rent-A-Center. As a testament to his commitment to Rent-A-Center and confidence in the Company’s strategic plan to create stockholder value, Mr. Speese purchased an additional $1.1 million worth of shares in Rent-A-Center on May 10, 2017. Today, Mr. Speese owns approximately 2.67% of the Company’s stock, making him the largest individual holder, and further demonstrating his alignment with the interests of ALL stockholders.

Mr. Jackson adds comprehensive involvement in emerging technological trends, including those in data analytics and mobile marketing and distribution, as well as in enterprise software in SaaS products and large technological transformations. Mr. Jackson also brings deep ?nancial expertise, including his prior experience as Chief Financial Officer of Sabre and his service as chairman of our Audit & Risk Management Committee. Mr. Roberts’ experience as a Chief Executive Officer of several multi-unit retail companies brings directly relevant experience and a unique perspective in retail marketing to our Board, as well as signi?cant ?nancial expertise. Mr. Roberts serves as the chairman of our Compensation Committee, which received the best possible score from Institutional Shareholder Services for aligning executive compensation policies with the long-term interests of shareholders.

With their collective knowledge of the business and retail industry, comprehensive operational and strategically-oriented experience, and extensive CEO and governance experience, we believe Rent-A-Center’s Board nominees are well-positioned and qualified to drive a turnaround of the business and deliver long-term value. Together with the full Board, these directors have taken decisive actions to drive growth, improve pro?tability and maximize value for ALL Rent-A-Center stockholders, unlike the Engaged Capital nominees that answer to only one stockholder. We remain confident in the Board’s continued ability to help oversee the strategic direction of the Company.

RENT-A-CENTER’S BOARD AND MANAGEMENT REPRESENT THE BEST PATH FORWARD TO DRIVE VALUE FOR ALL STOCKHOLDERS

The comprehensive strategic plan outlined by Rent-A-Center’s Board and management team represents a compelling long-term value creation opportunity for ALL stockholders. The Board and management team are confident that the Company’s slate of nominees is better qualified to lead the strategic direction and execute on the strategic plan than Engaged Capital’s nominees. Your Board unanimously recommends that stockholders vote “FOR” Rent-A-Center’s three highly-qualified candidates – Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts – for the three Class II Director positions to be elected at the Company’s Annual Meeting, which is a vote in favor of a Board that is committed to acting in your best interests.

We urge you to protect the value of your investment and disregard Engaged Capital’s self-serving campaign by simply discarding any Blue proxy card that you may receive from Engaged Capital. Instead, please use the enclosed WHITE proxy card to vote “FOR” your Board’s nominees TODAY – by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Thank you for your continued support.

The Rent-A-Center Board of Directors:

MARK E. SPEESE JEFFERY M. JACKSON STEVEN L. PEPPER RISHI GARG MICHAEL J. GADE J.V. LENTELL LEONARD H. ROBERTS

IF YOU HAVE ANY QUESTIONS, OKAPI PARTNERS OR NEED ASSISTANCE VOTING 1212 Avenue of the Americas, 24th Floor YOUR WHITE PROXY CARD, New York, New York 10036

PLEASE CONTACT: Telephone: (212) 297-0720 Toll-Free: (877) 259-6290 Email: Info@okapipartners.com

About Rent-A-Center, Inc. A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.”

Forward-Looking Statements This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” “believe,” or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company’s current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company’s business segments; the Company’s chief executive officer and chief financial officer transitions, including the Company’s ability to effectively operate and execute its strategies during the interim period and difficulties or delays in identifying and/or attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company’s store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions, including capacity-related outages, caused by the implementation and operation of the Company’s new store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company’s ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company’s supply chain; limitations of, or disruptions in, the Company’s distribution network; rapid inflation or deflation in the prices of the Company’s products; the Company’s ability to execute and the effectiveness of a store consolidation, including the Company’s ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company’s available cash flow; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company’s brand; uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company’s information technology and other networks and the Company’s ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

The Company, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at Rent-A-Center’s 2017 Annual Meeting. On April 27, 2017, the Company filed its definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to its 2017 Annual Meeting. The Company’s stockholders are strongly encouraged to read the Proxy Statement, the accompanying WHITE proxy card and other documents ?led with the SEC carefully and in their entirety when they become available because they will contain important information. Additional information regarding the identity of participants, and their direct or indirect interests (by security holdings or otherwise) is set forth in the Proxy Statement. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at the Company’s website at www.rentacenter.com, by contacting the Company’s Investor Relations at 972-801-1100 or by contacting the Company’s proxy solicitor, Okapi Partners LLC, toll free at 1-877-259-6290.

CONTACTS

Maureen Short Okapi Partners LLC

Interim Chief Financial Officer Bruce H. Goldfarb / Chuck Garske / Teresa Huang 972-801-1899 212-297-0720 maureen.short@rentacenter.com